As filed with the Securities and Exchange Commission on December 2, 1998
                                              Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     NORTHEAST PENNSYLVANIA FINANCIAL CORP.
   (exact name of registrant as specified in its certificate of incorporation)

DELAWARE                                                 06-1504091
(state or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

                               12 E. BROAD STREET
                          HAZLETON, PENNSYLVANIA 18201
                                 (717) 459-3700
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                     NORTHEAST PENNSYLVANIA FINANCIAL CORP.
                         1998 STOCK-BASED INCENTIVE PLAN
                            (Full Title of the Plan)
                          ------------------------------

E. LEE BEARD                              COPIES TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER     CHRISTINA M. GATTUSO, ESQUIRE
NORTHEAST PENNSYLVANIA FINANCIAL CORP.    THOMAS J. HAGGERTY, ESQUIRE
12 E. BROAD STREET                        MULDOON, MURPHY & FAUCETTE
HAZLETON, PENNSYLVANIA 18201              5101 WISCONSIN AVENUE, N.W.
(717) 459-3700                            WASHINGTON, D.C.  20016
(Name, address, including zip code, and   (202) 362-0840
telephone number, including area code,
of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                      1933, check the following box. / X /
                                                     ----

================================================================================================
Title of Securities   Amount to be   Proposed Purchase   Estimated Aggregate      Amount of
  to be Registered    Registered(1)   Price Per Share     Offering Price(2)    Registration Fee
------------------------------------------------------------------------------------------------
    Common Stock        642,735
   $.01 par Value     Shares (3)        $13.15625(4)        $8,455,983             $2,351
------------------------------------------------------------------------------------------------
    Common Stock        257,094
   $.01 par Value     Shares (5)        $13.15625(6)        $3,382,393             $940
================================================================================================

(1)Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Northeast Pennsylvania Financial Corp. 1998 Stock-Based Incentive Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Northeast Pennsylvania Financial Corp. pursuant to 17 C.F.R. Section 230.416(a).
(2)Estimated solely for purposes of calculating the registration fee.
(3)Pursuant to 17 C.F.R. Section 230.457(h)(1), represents the total number of shares currently reserved or available for issuance upon the exercise of stock options pursuant to the Plan.
(4)None of the options under the Plan have been granted, therefore the proposed purchase price per share has been determined by the average of the high and low prices ($13.15625) as reported on the American Stock Exchange on November 27, 1998 in accordance with 17 C.F.R. Section 230.457(h) and (c).
(5)Pursuant to 17 C.F.R. Section 230.457(h)(1), represents the total number of shares currently available for issuance as stock awards under the Plan.
(6)None of the award shares under the Plan have been purchased, therefore the proposed purchase price per share has been determined by the average of the high and low prices ($13.15625) as reported in the American Stock Exchange on November 27, 1998 in accordance with 17 C.F.R. Section 230.457(h) and (c).

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND 17 C.F.R. Section 230.462.
Number of Pages 18
Exhibit Index begins on Page 11

NORTHEAST PENNSYLVANIA FINANCIAL CORP.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Northeast Pennsylvania Financial Corp. (the "Company" or the "Registrant") 1998 Stock-Based Incentive Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

      (a) The 424(b) Prospectus (the "Prospectus") filed by the Registrant (File No. 333-43281) with the SEC on February 24, 1998, which includes the consolidated balance sheets of First Federal Bank (the "Bank") (formerly First Federal Savings and Loan Association of Hazleton) (the wholly-owned subsidiary of the Company) and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three year period ended September 30, 1997, together with the related notes and the reports of KPMG Peat Marwick LLP, dated November 13, 1997, except as to note 15, which is as of November 18, 1997 (with respect to the audit of 1997) and Parente, Randolph, Orlando, Carey & Associates dated November 7, 1996 (with respect to the audits of 1996 and 1995), both independent certified public accountants. As of February 24, 1998, the Registrant was a shell company and had no assets or liabilities.

      (b) The Form 10-Q reports filed by the Registrant for the fiscal quarters ended December 31, March 31 and June 30, 1998 (File No. 1-13793), filed with the SEC on March 27, May 13 and August 12, 1998, respectively.

      (c) The Current Reports on Form 8-K filed by the Registrant with the SEC on April 28, July 24 and October 26, 1998 (File No. 1-13793).

      (d) The description of Registrant's Common Stock contained in Registrant's Form 8-A (File No. 1- 13793), as filed with the SEC on January 15, 1998 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 12b-15 promulgated thereunder.

      (e) All documents  filed by the  Registrant  pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the Common Stock offered hereby has been passed upon by Muldoon, Murphy & Faucette, Washington, DC, for the Registrant.

      The consolidated financial statements of the Bank and its subsidiaries as of September 30, 1997 and for the year then ended have been included in the Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere therein, and upon the authority of said firm as expert in accounting and auditing. The consolidated financial statements of the Bank and its subsidiaries as of September 30, 1996 and for the years ended September 30, 1996 and 1995 have been included in the Prospectus in reliance upon the report of Parente, Randolph, Orlando, Carey & Associates, independent certified public accountants, appearing elsewhere therein, and upon the authority of said firm as experts in accounting and auditing.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists. This indemnification applies to the Board of Directors who administer the Plan.

      In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:
------

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no
further  right  to  appeal  (hereinafter  a  "final   adjudication")  that  such
indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:
--------

      A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

      Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

      The Registrant maintains directors' and officers' liability insurance covering its directors and officers which (subject to certain limits and deductibles) (i) insures officers and directors of the Registrant against loss arising from certain claims made against them by reason of their being such directors or officers, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.   LIST OF EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

      4.0      Draft Stock Certificate of Northeast Pennsylvania Financial
               Corp.1

      4.1      Certificate of Incorporation of Northeast Pennsylvania Financial
               Corp.2

      5.0 Opinion of Muldoon, Murphy & Faucette, Washington, DC, as to the legality of the Common Stock registered hereby.

      23.1 Consent of Muldoon, Murphy & Faucette (contained in the opinion included as Exhibit 5).

      23.2     Consent of KPMG Peat Marwick LLP.

      23.3     Consent of Parente, Randolph, Orlando, Carey & Associates.

      24.1     Power of Attorney (located on the signature pages).
--------------------------
1 Incorporated herein by reference from the Exhibit of the same number contained in the Registration Statement on Form S-1 (SEC No. 333-43281), as amended, filed with the SEC on December 24, 1997 and declared effective on February 12, 1998.
2 Incorporated   herein  by  reference  from   Exhibit  3.1  contained  in   the
  Registration Statement on Form S-1 (SEC No. 333-43281), as amended, filed with the SEC on December 24, 1997 and declared effective on February 12, 1998.

ITEM 9.   UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes:

            (1)   To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material  information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

            (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities registered that remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's or the Plan's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CONFORMED
                                    SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hazleton, Commonwealth of Pennsylvania, on November 30, 1998.

                                    NORTHEAST PENNSYLVANIA FINANCIAL CORP.



                                    By: /s/ E. Lee Beard
                                        ----------------------------------------
                                        E. Lee Beard
                                        President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Ms. Beard) constitutes and appoints E. Lee Beard and Ms. Beard hereby constitutes and appoints Patrick J. Owens, Jr., as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him (or her) and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


    Name                    Title                                 Date
    ----                    -----                                 ----


/s/ E. Lee Beard            President and Chief Executive      November 30, 1998
-------------------------   Officer (principal executive
E. Lee Beard                officer)

/s/ Patrick J. Owens, Jr.   Chief Financial Officer            November 30, 1998
-------------------------   and Treasurer (principal
Patrick J. Owens, Jr.       accounting and financial officer)


/s/ Thomas L. Kennedy       Chairman of the Board              November 30, 1998
-------------------------
Thomas L. Kennedy


/s/ Paul L. Conard          Director                           November 30, 1998
--------------------------
Paul L. Conard

/s/ William R. Davidson      Director                          November 30, 1998
--------------------------
William R. Davidson


/s/ Barbara M. Ecker         Director                          November 30, 1998
---------------------------
Barbara M. Ecker


/s/ R. Peter Haentjens, Jr.  Director                          November 30, 1998
---------------------------
R. Peter Haentjens, Jr.


/s/ John P. Lavelle          Director                          November 30, 1998
---------------------------
John P. Lavelle


/s/ Michael J. Leib          Director                          November 30, 1998
---------------------------
Michael J. Leib


/s/ William J. Spear         Director                          November 30, 1998
----------------------------
William J. Spear


                                   EXHIBIT INDEX
                                   -------------

                                                                                                     Sequentially
                                                                                                       Numbered
                                                                                                         Page
 Exhibit No.     Description                  Method of Filing                                         Location
------------     ------------------------     -----------------------------------------------------   ------------

    4.0          Draft Stock Certificate      Incorporated herein by reference from                        --
                 of  Northeast                the Exhibits of the Registrant's Registration
                 Pennsylvania                 Statement on Form S-1 filed with the SEC on
                 Financial  Corp.             December 24, 1997 and declared effective on
                                              February 12, 1998.

    4.1          Certificate of               Incorporated herein by reference from the Exhibit            --
                 Incorporation of             3.1 of the Registrant's Registration Statement on
                 Northeast                    Form S-1 filed with the SEC on December 24,
                 Pennsylvania                 1997 and declared effective on February 12, 1998.
                 Financial Corp.

    5.0          Opinion of Muldoon,          Filed herewith.                                              13
                 Murphy & Faucette

   23.1          Consent of Muldoon,          Contained in Exhibit 5 hereof.                               13
                 Murphy & Faucette

   23.2          Consent of KPMG              Filed herewith.                                              16
                 Peat Marwick LLP

   23.3          Consent of Parente,          Filed herewith.                                              18
                 Randolph, Orlando,
                 Carey & Associates

   24.1          Power of Attorney            Located on the signature page.                                8



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